Axos Financial, Inc. Announces Record Net Income of $215.7 million for Fiscal 2021
Earnings Per Share for the Fourth Quarter of Fiscal 2021 up 20.0% Year-over-Year

SAN DIEGO, CA – (BUSINESS WIRE) – July 29, 2021 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced unaudited financial results for the fourth fiscal quarter and full fiscal year ended June 30, 2021. Net income for the quarter was $54.3 million, an increase of 19.8% over net income of $45.3 million for the quarter ended June 30, 2020. Earnings attributable to Axos’ common stockholders were $54.3 million or $0.90 per diluted share for the fourth quarter of fiscal 2021, an increase of 20.0% from $45.2 million or $0.75 per diluted share for the fourth quarter ended June 30, 2020.
Adjusted earnings and adjusted earnings per diluted common share (“Adjusted EPS”), non-GAAP measures, which exclude non-cash amortization expenses and other non-recurring costs increased 18.6% to $55.8 million and 17.9% to $0.92, respectively, for the quarter ended June 30, 2021 compared to $47.1 million and $0.78, respectively, for the quarter ended June 30, 2020.

Fourth Quarter Fiscal 2021 Financial Summary:

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2021	2020	% Change
Net interest income	$141,654	$117,272	20.8%
Non-interest income	$16,801	$28,702	(41.5)%
Net income	$54,255	$45,300	19.8%
Adjusted Earnings (Non-GAAP)[1]	$55,811	$47,052	18.6%
Net income attributable to common stockholders	$54,255	$45,223	20.0%
Diluted EPS	$0.90	$0.75	20.0%
Adjusted EPS (Non-GAAP)[1]	$0.92	$0.78	17.9%

1 See “Use of Non-GAAP Financial Measures”
For the fiscal year ended June 30, 2021, net income was a record $215.7 million, an increase of 17.6% over net income of $183.4 million for the twelve months ended June 30, 2020. Earnings attributable to Axos’ common stockholders were $215.5 million or $3.56 per diluted share for the twelve months ended June 30, 2021, an increase of 17.7% from $183.1 million or $2.98 per diluted share for the twelve months ended June 30, 2020. Record earnings for the fiscal year ended June 30, 2021 were primarily the result of growth in interest-earning assets and reduced cost of interest-earning liabilities. Operating expenses increased to support growth of the Bank due to higher levels of loan originations and deposit activities.

“We finished the year with strong net interest income growth of 4.4% over the linked quarter and 20.8% year-over-year as a result of solid growth in average assets and a stable net interest margin,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Our Securities Business generated double-digit growth in margin balances and stock lending, resulting in a $0.5 million pretax income contribution this quarter. We see tremendous opportunities to deliver positive operating leverage in our securities clearing and custody businesses as we expand our product capabilities and scale.”

“We generated solid loan growth of 3.4% over the linked quarter and 20.3% year-over-year excluding single-family jumbo mortgages and single-family warehouse loans,” stated Andy Micheletti, Executive Vice President and Chief Financial Officer of Axos. “Our credit quality remains good, with 7 basis points of net annualized charge-offs to average loans excluding seasonal tax loan products in our fiscal 2021. We had another strong year in returns, with a ROE of 16.51% and a ROA of 1.52% for the twelve months ended June 30, 2021.”

Other Highlights:
•Net interest margin was 3.92%, up 3 basis points from 3.89% for the three months ended June 30, 2020
•Average funding costs were 61 basis points for the three months ended June 30, 2021 compared to 1.25% for the three months ended June 30, 2020
•Pretax income for the Securities Business was $0.5 million compared to a pretax loss of $1.6 million in the three months ended June 30, 2020
•Average loan balances for the three months ended June 30, 2021 grew $914.4 million, or 8.6%, compared to the three months ended June 30, 2020
•Loan originations for investment for the three months ended June 30, 2021 increased by 38.4% to $1,824.5 million compared to $1,317.8 million for the quarter ended June 30, 2020
•Return on average common stockholders’ equity was 15.56% for the three months ended June 30, 2021
•Total net annualized charge-offs to average loans, excluding seasonal tax loan products, were 0.01% for the three months ended June 30, 2021
•Tangible book value increased to $21.36 per share, up 16.8% compared to June 30, 2020
Fourth Quarter Fiscal 2021 Income Statement Summary
During the quarter ended June 30, 2021, Axos earned $54.3 million or $0.90 per diluted share compared to $45.3 million, or $0.75 per diluted share for the quarter ended June 30, 2020. Net interest income increased $24.4 million or 20.8% for the quarter ended June 30, 2021 compared to June 30, 2020, primarily due to the lower cost of deposits and borrowing resulting from interest rate reductions and increases in non-interest-bearing demand deposits.
The provision for credit losses was $1.3 million for the quarter ended June 30, 2021 compared to $6.5 million for the quarter ended June 30, 2020. The decrease was primarily due to overall loan portfolio decline and changes in the loan mix.
For the fourth quarter ended June 30, 2021, non-interest income was $16.8 million compared to $28.7 million for the three months ended June 30, 2020. The decrease year over year was primarily the result of decreases in mortgage banking fee income of $9.8 million and a decrease in banking and service fees of $3.8 million, partially offset by an increase in prepayment penalty fee income of $1.7 million and an increase in broker-dealer fee income of $0.7 million.
Non-interest expense or operating costs increased $10.3 million to $81.9 million for the quarter ended June 30, 2021 from $71.5 million for the three months ended June 30, 2020. The increase was mainly a result of an increase in data processing of $4.1 million, due to software initiatives and enhancements to the Bank’s core processing system. Additional contributors to the increase in operating expenses were an increase in other general and administrative of $2.9 million, an increase in professional services of $1.7 million, an increase of $1.0 million in broker-dealer clearing charges, an increase in occupancy and equipment related expenses of $1.0 million, and an increase in advertising and promotional expenses of $0.8 million.
Our effective tax rate was 27.99% for the three months ended June 30, 2021 compared to 33.31% for the three months ended June 30, 2020. The decrease in the tax rate for the three months ended June 30, 2021, is primarily due to a tax benefit from stock compensation during the quarter ended June 30, 2021, compared to a write off of a deferred tax asset for stock compensation that wasn’t expected to be realized in the future, which resulted in $2.0 million of additional expense for the three months ended June 30, 2020.

Full Year Fiscal 2021 Highlights
•Net income reached a record $215.7 million, an increase of 17.6% compared to the fiscal year ended June 30, 2020
•Earnings per diluted share outstanding were $3.56, up 19.5% from $2.98 in the fiscal year ended June 30, 2020
•Loan originations for investment for the fiscal year ended June 30, 2021 were $7,304.4 million, up 7.4% compared to the fiscal year ended June 30, 2020
•Net interest margin for the Banking Business decreased to 4.11% for the fiscal year ended June 30, 2021 compared to 4.19% for the fiscal year ended June 30, 2020
•Mortgage banking income increased by 104.2% to $42.2 million for the twelve months ended June 30, 2021
•Efficiency for the Banking Business was 41.95% for the fiscal year ended June 30, 2021 compared to 39.81% for the fiscal year ended June 30, 2020
•Return on average assets remained strong at 1.52% for the fiscal year ended June 30, 2021

Balance Sheet Summary
Axos’ total assets increased $413.7 million, or 3.0%, to $14,265.6 million, as of June 30, 2021, up from $13,851.9 million at June 30, 2020. The loan portfolio increased $783.5 million or 7.4%on a net basis. Total cash decreased by $912.7 million primarily due to decreased deposits. Total liabilities increased by $243.6 million, or 1.9%, to $12,864.6 million at June 30, 2021, up from $12,621.1 million at June 30, 2020. The increase in total liabilities resulted primarily from growth in securities loaned of $473.0 million, advances from the Federal Home Loan Bank of $111.0 million and customer and broker-dealer payables of $187.8 million, partially offset by decreased deposits of $520.9 million. Stockholders’ equity increased by $170.1 million, or 13.8%, to $1,400.9 million at June 30, 2021 from $1,230.8 million at June 30, 2020. The increase was primarily the result of $215.7 million in net income and $10.0 million of vesting and issuance of RSUs and stock-based compensation expense, partially offset by a $37.0 million adjustment to retained earnings for the adoption of ASC 326, $16.8 million of stock repurchases, $5.2 million for redemption of series-A preferred stock, $3.4 million of unrealized loss in other comprehensive income, net of tax, and $0.1 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.45% at June 30, 2021.
Conference Call
A conference call and webcast will be held on Thursday, July 29, 2021 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until, August 29, 2021, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13721053.
About Axos Financial, Inc. and subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (“Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing LLC, a clearing broker-dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest LLC, an introducing broker-dealer. With approximately $14.3 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC and Axos Invest, Inc. provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.

SEGMENT REPORTING

The Company determines reportable segments based on the services offered, the significance of the services offered, the significance of those services to the Company’s financial condition and operating results and the CEO’s evaluation of the operating results of those services in deciding how to allocate resources and assess performance. The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.
The following tables present the operating results of the segments and reconciliations:

	For the Three Months Ended June 30, 2021
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$137,493	$5,744	$(1,583)	$141,654
Provision for loan losses	1,250	—	—	1,250
Non-interest income	10,442	6,902	(543)	16,801
Non-interest expense	66,863	12,149	2,848	81,860
Income (Loss) before income taxes	$79,822	$497	$(4,974)	$75,345

	For the Three Months Ended June 30, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$114,264	$3,493	$(485)	$117,272
Provision for loan losses	6,500	—	—	6,500
Non-interest income	23,100	5,730	(128)	28,702
Non-interest expense	56,348	10,869	4,327	71,544
Income (Loss) before income taxes	$74,516	$(1,646)	$(4,940)	$67,930

	Twelve Months Ended June 30, 2021
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$527,760	$18,746	$(7,764)	$538,742
Provision for loan losses	23,750	—	—	23,750
Non-interest income	79,150	27,627	(1,516)	105,261
Non-interest expense	254,596	48,095	11,819	314,510
Income (Loss) before income taxes	$328,564	$(1,722)	$(21,099)	$305,743

	Twelve Months Ended June 30, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$464,448	$16,630	$(3,467)	$477,611
Provision for loan losses	42,200	—	—	42,200
Non-interest income	80,374	24,817	(2,204)	102,987
Non-interest expense	216,895	43,525	15,346	275,766
Income (Loss) before income taxes	$285,727	$(2,078)	$(21,017)	$262,632

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related costs and other costs (unusual or non-recurring charges), as adjusted earnings, a non-GAAP financial measure. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. We believe excluding the non-recurring acquisition related costs and other (unusual or non-recurring) costs provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest compatible GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Net income	$54,255	$45,300	$215,707	$183,438
Acquisition-related costs	2,161	2,627	9,826	10,108
Income taxes	(605)	(875)	(2,894)	(3,048)
Adjusted earnings (Non-GAAP)	$55,811	$47,052	$222,639	$190,498
Adjusted EPS (Non-GAAP)	$0.92	$0.78	$3.68	$3.10

We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value (Non-GAAP) as of the dates indicated:

	June 30,
(Dollars in thousands, except per share amounts)	2021	2020
Total stockholders’ equity	$1,400,936	$1,230,846
Less: preferred stock	—	5,063
Common stockholders’ equity	1,400,936	1,225,783
Less: mortgage servicing rights, carried at fair value	17,911	10,675
Less: goodwill and other intangible assets	115,972	125,389
Tangible common stockholders’ equity (Non-GAAP)	$1,267,053	$1,089,719
Common shares outstanding at end of period	59,317,944	59,612,635
Tangible book value per common share (Non-GAAP)	$21.36	$18.28

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, following closing, Axos’ ability to integrate E*TRADE Advisor Services and realize the benefits of the transaction, Axos’ ability to continue to diversify its lending and deposit franchises and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation uncertainties surrounding the severity, duration, and effects of the COVID-19 pandemic, Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate, risks associated with credit quality, the outcome and effects of pending class action litigation filed against the Company and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
1-858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

(Dollars in thousands)	June 30, 2021	June 30, 2020	June 30, 2019
Selected Balance Sheet Data:
Total assets	$14,265,565	$13,851,900	$11,220,238
Loans—net of allowance for credit losses	11,414,814	10,631,349	9,382,124
Loans held for sale, carried at fair value	29,768	51,995	33,260
Loans held for sale, lower of cost or fair value	12,294	44,565	4,800
Allowance for credit losses - loans	132,958	75,807	57,085
Securities—trading	1,983	105	—
Securities—available-for-sale	187,335	187,627	227,513
Securities borrowed	619,088	222,368	144,706
Customer, broker-dealer and clearing receivables	369,815	220,266	203,192
Total deposits	10,815,797	11,336,694	8,983,173
Advances from the FHLB	353,500	242,500	458,500
Borrowings, subordinated notes and debentures	221,358	235,789	168,929
Securities loaned	728,988	255,945	198,356
Customer, broker-dealer and clearing payables	535,425	347,614	238,604
Total stockholders’ equity	1,400,936	1,230,846	1,073,050

Capital Ratios:
Equity to assets at end of period	9.82%	8.89%	9.56%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	8.82%	8.97%	8.75%
Common equity tier 1 capital (to risk-weighted assets)	11.36%	11.22%	11.43%
Tier 1 capital (to risk-weighted assets)	11.36%	11.27%	11.49%
Total capital (to risk-weighted assets)	13.78%	12.64%	12.91%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.45%	9.25%	9.21%
Common equity tier 1 capital (to risk-weighted assets)	12.28%	11.79%	12.14%
Tier 1 capital (to risk-weighted assets)	12.28%	11.79%	12.14%
Total capital (to risk-weighted assets)	13.21%	12.62%	12.89%
Axos Clearing, LLC:
Net capital	$35,950	$34,022	$25,027
Excess capital	$27,904	$29,450	$21,199
Net capital as a percentage of aggregate debit items	8.94%	14.88%	13.08%
Net capital in excess of 5% aggregate debit items	$15,836	$22,593	$15,458

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Fiscal year ending
	June 30,		June 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Selected Income Statement Data:
Interest and dividend income	$156,921	$144,143	$617,863	$622,839
Interest expense	15,267	26,871	79,121	145,228
Net interest income	141,654	117,272	538,742	477,611
Provision for credit losses	1,250	6,500	23,750	42,200
Net interest income after provision for loan losses	140,404	110,772	514,992	435,411
Non-interest income	16,801	28,702	105,261	102,987
Non-interest expense	81,860	71,544	314,510	275,766
Income before income tax expense	75,345	67,930	305,743	262,632
Income tax expense	21,090	22,630	90,036	79,194
Net income	$54,255	$45,300	$215,707	$183,438
Net income attributable to common stock	$54,255	$45,223	$215,518	$183,129

Per Share Data:
Net income:
Basic	$0.92	$0.76	$3.64	$3.01
Diluted	$0.90	$0.75	$3.56	$2.98
Adjusted earnings per common share (Non-GAAP)	$0.92	$0.78	$3.68	$3.10
Book value per common share	$23.62	$20.56	$23.62	$20.56
Tangible book value per common share (Non-GAAP)	$21.36	$18.28	$21.36	$18.28

Weighted average number of shares outstanding:
Basic	59,241,753	59,648,076	59,229,495	60,794,555
Diluted	60,546,574	60,158,545	60,519,611	61,437,635
Common shares outstanding at end of period	59,317,944	59,612,635	59,317,944	59,612,635
Common shares issued at end of period	68,069,321	67,323,053	68,069,321	67,323,053

Performance Ratios and Other Data:
Loan originations for investment	$1,824,527	$1,317,826	$7,304,414	$6,797,971
Loan originations for sale	$259,017	$315,349	$1,608,700	$1,601,579
Loan purchases	$1,435	$—	$3,619	$—
Return on average assets	1.46%	1.45%	1.52%	1.53%
Return on average common stockholders’ equity	15.56%	14.71%	16.51%	15.65%
Interest rate spread[1]	3.73%	3.53%	3.70%	3.65%
Net interest margin[2]	3.92%	3.89%	3.92%	4.12%
Net interest margin[2] - Banking Business Segment only	4.16%	3.95%	4.11%	4.19%
Efficiency ratio[3]	51.66%	49.01%	48.84%	47.50%
Efficiency ratio[3] - Banking Business Segment only	45.20%	41.02%	41.95%	39.81%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.22%	0.67%	0.12%	0.23%
Net annualized charge-offs to average loans, excluding seasonal tax loan products	0.01%	0.05%	0.07%	0.08%
Non-performing loans to total loans	1.26%	0.82%	1.26%	0.82%
Non-performing assets to total assets	1.07%	0.68%	1.07%	0.68%
Allowance for credit losses to total loans held for investment at end of period	1.15%	0.71%	1.15%	0.71%
Allowance for credit losses to non-performing loans	91.57%	86.20%	91.57%	86.20%
1.     Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities
2.    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets
3. Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.